Exhibit 10.5(b)
ATMOS ENERGY CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT
TIER II
     THIS AGREEMENT (the “Agreement”) made and entered into as of                     , by and between ATMOS ENERGY CORPORATION, a Texas and Virginia corporation (the “Company”), and                                                             (“Executive”).
WITNESSETH:
     WHEREAS, the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow Changes in Control (as defined below) of a corporation; and
     WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and
     WHEREAS, the Company desires to assure fair treatment of its key executives in the event of a Change in Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction; and
     WHEREAS, the Company recognizes that its key executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such key executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company and its stockholders in making these evaluations and carrying on such negotiations; and
     WHEREAS, the Board of Directors of the Company (the “Board”) believes it is essential to provide the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

     1. TERM. This Agreement shall be effective immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any of its provisions shall be operative unless and until there has been a Change in Control of the Company, as such term is defined below. The term of this Agreement shall end on the third anniversary of the date of execution of this Agreement; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the term of this Agreement shall be automatically extended so as to terminate three years from such Renewal Date, unless at least thirty (30) days prior to the Renewal Date the Company shall give written notice that the term of the Agreement shall not be so extended; and provided, further, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until three years after the Change in Control or until all of the obligations of the parties hereunder are satisfied, whichever occurs later.
     2. CHANGE IN CONTROL.
          2.1 Change of Control Events. For purposes of this Agreement, a “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:
     (a) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in Section 2.2(b) below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or
     (b) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates:
     (1) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(1); or
     (2) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.
          2.2 Definitions. For purposes of Section 2.1 above,
     (a) “Person” shall have the meaning given in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.
     (b) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
          2.3 Compliance with Code Section 409A. The provisions of Sections 2.1 and 2.2 shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), it being the intent of the parties that this Article 2 shall be in compliance with the requirements of said Code Section and said Regulations.
     3. TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2.1 constituting a Change in Control of the

Company shall have occurred, Executive shall be entitled to the benefits provided in Article 4 upon the subsequent termination of his employment that constitutes a separation from service (as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto) (“Separation from Service”), provided that such termination occurs within three years after a Change in Control of the Company, unless such termination is (a) because of his death, his “Disability,” or “Retirement” (as defined in Section 3.1), (b) by the Company for “Cause” (as defined in Section 3.2), or (c) by Executive other than for “Constructive Termination” (as defined in Section 3.3) (any such termination qualifying for benefits under Article 4 hereof being sometimes referred to herein as “CIC Termination”).
     If Executive’s employment with the Company is terminated by the Company for any reason other than for “Cause” prior to the date on which a Change in Control occurs (whether or not the Change in Control ever occurs), and such termination either (1) was at the request or direction of a person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control, or (2) was otherwise in connection with or in anticipation of a Change in Control (whether or not the Change in Control ever occurs), then for all purposes hereof, such termination shall be deemed to have occurred immediately following a Change in Control.
          3.1 Disability; Retirement. Executive’s employment shall be terminated due to “Disability” if Executive (i) is qualified for disability benefits under the Atmos Energy Corporation Group Long-Term Disability Plan, as in effect from time to time; or, (ii) if such Long-Term Disability Plan is not then in existence, is eligible for Social Security disability benefits.
          Termination by Executive of his employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy generally applicable to its salaried employees, or in accordance with any retirement arrangement established with Executive’s consent with respect to him.
          3.2 Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon (1) the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (2) the willful engaging by Executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise. For purposes of this Section 3.2, no act, or failure to act, on Executive’s part shall be considered “willful” if, in Executive’s sole judgment, his action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in clause (1) or (2) of the first sentence of this Section 3.2, and specifying the particulars thereof in detail.
          3.3 Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall mean:
     (a) Without his express written consent, the assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment for Cause, death, Disability or Retirement or termination of employment by Executive for reasons other than Constructive Termination;
     (b) A reduction by the Company in Executive’s base salary as in effect on the date of a Change in Control or as the same may be increased from time to time thereafter;
     (c) A reduction by the Company in the bonus payable to Executive in any year below a percentage of Executive’s then base salary equal to the average percentage of Executive’s base salary represented by the bonuses received by Executive for the three (3) years (or, if shorter, the years of Executive’s employment by the Company) immediately preceding the year in which a Change in Control occurs as percentages of his base salaries in each of such three (3) years (or shorter number of years). By way of example, but not in limitation of the provisions of this paragraph (c), assume a Change in Control occurs in 2008, and Executive received bonuses for each of 2005, 2006 and 2007 as follows: 30% of his base salary for 2005; 50% of his base salary for 2006; and 50% of his base salary for 2007. If Executive receives a bonus for 2008 which is less than 43.33% of his 2008 base salary, Executive may terminate his employment for “Constructive Termination” under this Section 3.3. If Executive was only employed during 2006 and 2007, using the same facts as recited herein, Executive may terminate his employment for “Constructive Termination” if his 2008 bonus was less than 50% of his 2008 base salary;
     (d) The Company’s requiring Executive to be based anywhere other than either the Company’s offices at which he was based immediately prior to a Change in Control or the Company’s offices which are no more than seventy-five (75) miles from the offices at which Executive was based immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with his business travel obligations immediately prior to the Change in Control (excluding, however, any travel obligations prior to the Change in Control that are associated with or caused by the Change in Control events or circumstances), or, in the event Executive consents to any relocation beyond such seventy-five-mile radius, the failure by the Company to pay (or reimburse Executive) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (a) his aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by Executive and reasonably satisfactory to the Company) realized on the sale of Executive’s principal residence in connection with any such change of residence;
     (e) The failure by the Company to continue in effect any benefit or compensation plan (including but not limited to any stock option plan, pension plan, deferred compensation plan, life insurance plan, health and accident plan or disability plan) in which Executive is participating at the time of a Change in Control of the Company (or plans providing substantially similar benefits), the taking of any action by the Company which would adversely affect Executive’s participation in, payment from, or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Company to provide Executive with the number of days of paid time off to which he is then entitled on the basis of years of service with the Company in accordance with the Company’s normal paid time off or vacation policy in effect immediately prior to the Change in Control;
     (f) Any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Article 5;
     (g) Any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.4 (and, if applicable, Section 3.2); and for purposes hereof, no such purported termination shall be effective; or
     (h) The failure of the Company otherwise to honor all the terms and provisions of this Agreement.
For purposes of this Section 3.3, any good faith determination of “Constructive Termination” made by Executive shall be conclusive and binding on the parties.
          3.4 Notice of Termination. Any termination pursuant to the foregoing provisions of this Section (including termination due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto. For purposes hereof, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision herein relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event that Executive seeks to terminate his employment with the Company pursuant to Section 3.3, he must communicate his written Notice of Termination to the Company within sixty (60) days of being notified of such action or actions by the Company which constitute Constructive Termination.
          3.5 Date of Termination. “Date of Termination” shall mean (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given

(provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30)-day period); (ii) if Executive’s employment is terminated pursuant to Section 3.3, the date specified in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, in no event shall such Date of Termination be earlier than the date of the Executive’s Separation from Service.
     4. COMPENSATION UPON TERMINATION.
          4.1 Termination Without Cause or for Constructive Termination. If Executive suffers a CIC Termination, then, subject to Section 4.2, Executive shall be entitled, if such CIC Termination occurred within three (3) years of a Change in Control, to the following benefits:
     (a) The Company shall pay to Executive as severance pay in one lump sum an amount equal to the product of (i) Executive’s Total Compensation (as defined below) multiplied by (ii) the number one and one-half (1.5). Such severance pay shall be paid not later than the tenth (10th) business day following the Date of Termination, unless Executive is a “specified employee,” as defined in §1.409A-1(i) of the Final Treasury Regulations under Code Section 409A, or any successor provision thereto, in which case, such severance pay shall be paid on the date which is six (6) months following the Participant’s Date of Termination (or, if earlier, the date of death of the Participant), provided the six months delay requirements of Code Section 409A otherwise apply to the payments hereunder. All severance pay that is delayed as provided in this paragraph (a) shall accrue interest for the period from the tenth (10th) business day following the Date of Termination until the date such payment is actually made. Said interest shall be equal to the applicable interest rate as defined in Code Section 417(e)(3), without regard to the phase-in percentages specified in Code Section 417(e)(3)(D)(iii), for the November preceding the first day of the calendar year in which the participant retires or otherwise becomes entitled to payments without regard to this Section 5.4(c).
For purposes of this Section 4.1(a), Executive’s “Total Compensation” shall mean the annual base salary being paid to Executive at the Date of Termination plus Executive’s “Average Bonus.” Executive’s “Average Bonus” shall mean the greater of (i) the bonus or incentive award pursuant to any annual performance bonus or incentive compensation plan of the Company (the “Bonus”) last paid to or earned by Executive immediately prior to his Date of Termination, or (ii) the average of the highest three Bonuses or incentive awards (whether or not consecutive) paid to or earned by Executive.
     (b)
     (i) The Company shall continue to provide Executive with all medical, dental, vision, and any other health benefits which qualify for continuation coverage under Code Section 4980B ( “COBRA Coverage”), for a period of 18 months from the Date of Termination. Such benefits shall be equal to or economically equivalent to the benefits in effect for Executive at the time of the Change in Control, and the Company shall provide such benefits at the same cost to Executive as the cost, if any, charged to Executive for those benefits immediately prior to the Date of Termination.
     (ii) On the date that Executive is paid the severance pay, as provided for in Section 4.1(a), the Company shall pay to Executive a lump sum amount equal to the present value of the cost to the Company of providing Executive, for a period of 18 months from the Executive’s Date of Termination, with accident and life insurance benefits, and disability benefits equal to such benefits in effect for Executive at the time of the Change in Control, with such cost being determined on the basis of the monthly cost to the Company of providing such benefits during the month immediately preceding Executive’s Date of Termination (net of the monthly cost, if any, charged to Executive for those benefits in the month immediately preceding Executive’s Date of Termination).
          4.2 Limitation on Payments.
     (a) Anything in Section 4.1 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the lump sum severance payment payable pursuant to Section 4.1(a) shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Executive which are contingent on a change in control (as defined in Code Section 280G(b)(2)(A)) is one dollar ($1.00) less than the amount which Executive could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the “Excess Amount”). The determination of the amount of any reduction required by this Section 4.2 shall be made by an independent accounting firm (other than the Company’s independent accounting firm) selected by the Company and acceptable to Executive, and such determination shall be conclusive and binding on the parties hereto.
     (b) Notwithstanding the provisions of Section 4.2(a), if it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Amount was received by Executive from the Company, then such Excess Amount shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Amount and Executive shall repay the Excess Amount to the Company on demand (but no less than ten (10) days after written demand is received by Executive) together with interest on the Excess Amount at the “applicable Federal rate” (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Amount until the date of such repayment.
          4.3 Mitigation or Set-off of Amounts Payable Hereunder. Executive shall not be required to mitigate the amount of any payment provided for in this Article 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Company’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive.
     5. SUCCESSORS; BINDING AGREEMENT.
          5.1 Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if there had been a Change in Control but no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof. As used herein, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5.1 or which otherwise becomes bound by all the terms and provisions hereof by operation of law.
          5.2 Executive’s Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his designated beneficiary or, if there be no such designated beneficiary, to his estate.
     6. NOTICE. For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal place of business and to Executive at his address as shown on the records of the Company, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     7. MISCELLANEOUS. No provisions hereof may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive and such officer as may be specifically designated by the Board (which shall in any event include the Company’s Chief Executive Officer). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision hereof to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly herein.

     8. VALIDITY. The invalidity or unenforceability of any provisions hereof shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
     9. NON-EXCLUSIVITY OF RIGHTS. Nothing herein shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, practice, policy or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, practice, policy or program. Notwithstanding the foregoing provisions of this Article 9, this Agreement contains the entire agreement of the parties regarding the change in control severance benefits provided for herein and shall supersede and replace any change in control severance agreements previously entered into by the parties, and by execution of this Agreement, the parties understand and agree that any other such agreement shall be and become null and void.
     10. LEGAL EXPENSES. The Company agrees to pay, upon written demand therefor by Executive, all legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payment pursuant to Article 4), plus in each case interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code). In any such action brought by Executive for damages or to enforce any provisions hereof, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion. The amount of fees and expenses eligible for reimbursement during a calendar year shall not affect the fees and expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible fees and expenses shall be made on or before the last day of the calendar year following the calendar year in which the fees or expenses were incurred.
     11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     12. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Texas.

     13. CAPTIONS AND GENDER. The use of captions and Article and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns herein is for purposes of convenience and includes either sex who may be a signatory.
     14. TAX WITHHOLDING. The Company shall have the right to deduct from all amounts paid in cash or other form under this Agreement any Federal, state, local or other taxes required by law to be withheld.
     15. AMENDMENT. The Company reserves the right, in its sole discretion, to amend this Agreement in any manner it deems necessary or desirable in order to comply with or otherwise address issues resulting from Code Section 409A or related Treasury regulations issued thereunder.
     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

ATMOS ENERGY CORPORATION
By:
Robert W. Best
Chairman and Chief Executive Officer

EXECUTIVE

Name:

11